FOR IMMEDIATE RELEASE	Contacts:
Investors: Michael Weitz 203-352-8642
Media: Tara Carraro 203-352-8625

WWE® Reports 2014 First Quarter Results

STAMFORD, Conn., May 1, 2014 - WWE (NYSE:WWE) today announced financial results for its first quarter ended March 31, 2014. For the quarter, the Company reported a Net loss of $8.0 million, or $0.11 per share, compared to Net income of $3.0 million, or $0.04 per share, in the first quarter last year. The decline in Net income was driven by the Company's launch of an over-the-top (OTT) digital network and lower results from its video game licensing business, due primarily to the transition to a new licensee. These factors were partially offset by improved results from the Company's filmed entertainment business.

“For the quarter, our earnings reflected the launch of our WWE Network, which delivers unparalleled depth of programming, ease of use and value to our fans. With almost 670,000 WWE Network subscribers in the U.S. and nearly 400,000 domestic pay-per-view buying homes for WrestleMania 30, we are confident that we will reach our goal of 1 million subscribers by the end of 2014,” stated Vince McMahon, Chairman and Chief Executive Officer. “To drive WWE Network subscriber growth, we are highly focused on further developing our programming, expanding distribution platforms and executing customer acquisition campaigns. The expansion of WWE Network in the U.S. and international markets will provide a platform for long-term growth over the coming years.”

“As we launched WWE Network, we invested in marketing, programming and customer service. Although our earnings declined in the quarter, our performance surpassed our guidance, which targeted a range of Net loss from $12 million to $15 million,” added George Barrios, Chief Strategy & Financial Officer.  “Regarding our TV licensing agreements, we are continuing to negotiate with potential distribution partners in the U.S. and India. Over the past several years, we have invested in people, content and technology, and we continue to believe the successful execution of our key initiatives could potentially result in doubling or tripling our 2012 OIBDA results to a range of $125 million to $190 million by 2015. We will provide more information and further guidance for 2014 and 2015 as appropriate.”

For the second quarter 2014, the Company expects Net income to decline sequentially from the first quarter this year by a range of $7 million to $10 million, resulting in a Net loss of $15 million to $18 million. The decline in earnings reflects increased Live Event profits due to WrestleMania 30, which are expected to be more than offset by increased Network costs, a seasonal decrease in Licensing and lower results from Home Entertainment (reflecting difficult comparisons to first quarter adjustments).

Basis of Presentation
During the three months ended March 31, 2014, the Company launched WWE Network, which changed the way that certain content is delivered to our customers. In conjunction with this change, management reevaluated the way it views the business. The launch of WWE Network coupled with the continued convergence within the media landscape, has resulted in a change in the Company’s management reporting to its chief operating decision maker. These changes necessitated a change in the Company’s segment reporting to align with management’s operational view. The Company now classifies its operations into ten reportable segments, which include the following:  Network (which includes our pay-per-view business), Television, Home Entertainment and Digital Media, individual segments that comprise the Media Division; Live Events; Licensing, Venue Merchandise, WWEShop, individual segments that comprise the Consumer Products Division; WWE Studios and Corporate and Other.
Comparability of Results
In the prior year quarter, the Company recognized an estimated net positive impact to revenues of $2.0 million and $3.4 million in Operating income related to the transition to a new video game licensee, Take-Two Interactive. Expenses in the prior year first quarter also included a $4.7 million film impairment charge. In order to facilitate an analysis of financial results on a comparable basis, where noted, first quarter 2013 results have been adjusted to exclude these items. (See Schedule of Adjustments in Supplemental Information).
Three Months Ended March 31, 2014 - Results by Region and Business Segment
Revenues of $125.6 million increased 1% versus the prior year quarter as growth in North America was largely offset by lower revenues in international markets. North American revenues increased 4% from the prior year quarter driven primarily by the increased monetization of content as reflected in the Company’s Media division, including revenue from Home Entertainment, Network, and Television, as well as improved performance by WWE Studios. These increases were partially offset by reduced licensing royalties associated with the Company’s video games. Revenues from outside North America decreased 9% driven by the impact of the Company's video game transition and the absence of live events in international markets (versus three events in the prior year quarter).
The following tables reflect net revenues by region and by business segment (in millions):

	Three Months Ended
	March 31, 2014	March 31, 2013
Net Revenues By Region:
North America	$101.7	$97.8
Europe/Middle East/Africa (EMEA)	12.9	16.3
Asia Pacific (APAC)	9.0	7.9
Latin America	2.0	2.0
Total net revenues	$125.6	$124.0

	Three Months Ended
	March 31, 2014	March 31, 2013
Net Revenues:
Media Division	$76.2	$67.8
Live Events	21.7	21.0
Consumer Products Division	23.2	32.6
WWE Studios	4.3	1.9
Corporate and Other	0.2	0.7
Total net revenues	$125.6	$124.0
Media Division
Revenues from the Company's Media division increased 12% to $76.2 million with growth coming from the launch of WWE Network as well as from increased television and home entertainment revenue as described below.

•
Network revenues, which include revenue generated by WWE Network, pay-per-view and video-on-demand, increased 15% to $18.4 million from $16.0 million in the prior year quarter as the ramp-up of network subscribers and subscription revenue more than offset a decline in pay-per-view revenue. WWE Network, a 24/7 streaming network that provides access to live and scheduled programming, including all 12 live pay-per-view events, as well as a comprehensive video-on-demand library, launched on February 24, 2014. The network generated $4.4 million in subscription revenue with approximately 495,000 subscribers at quarter-end and a retail price of $9.99 per month. Following the broadcast of WrestleMania 30, which aired live April 6th on WWE Network and on pay-per-view through cable and satellite providers, the Company announced that WWE Network had reached over 667,000 subscribers(1). The $4.4 million in network subscription revenue was partially offset by a $1.3 million decline in pay-per-view revenue. Pay-per-view revenue declined 9% to $13.8 million driven by a 10% decline in buys for the Company’s Royal Rumble and Elimination Chamber events that reflected weaker performance in several international markets. None of the pay-per-view events in the current year quarter were included on WWE Network.

The details for the number of buys (in thousands) are as follows:

		Three Months Ended
Broadcast Month	Events (in chronological order)	March 31, 2014	March 31, 2013
January	Royal Rumble®	467	512
February	Elimination Chamber™	183	213

Prior events		28	20
	Total	678	745

(1) Current subscriber number assumes full compliance with subscription terms (including the six month commitment).

•
Television revenues increased 8% to $40.6 million from $37.7 million in the prior year quarter primarily due to the second season production and monetization of Total Divas, a program that debuted in July 2013, and contractual increases for existing programs. Additionally, the increase in television revenues reflected the timing of one additional episode of Raw in the U.S. (due to an additional Monday in the first quarter of 2014 as compared to the first quarter of 2013).

•
Home Entertainment net revenues increased to $10.5 million from $7.0 million in the prior year quarter reflecting adjustments related to prior year sell-through estimates and contractual guarantees. Specifically, the quarter reflected the recognition of a $2.5 million minimum guarantee short-fall related to 2013 sales and a $2.2 million adjustment for higher current sell-through rates than anticipated for late 2013 releases. As a result of the latter adjustment, returns represented 24% of gross domestic retail revenue as compared to 49% in the prior year quarter. These factors were partially offset by a 17% decline in the average effective price to $7.88 and an 11% decline in units shipped.

•
Digital Media net revenues were $6.7 million compared to $7.1 million in the prior year quarter. Lower newsstand revenue from the Company’s print magazine more than offset the increased monetization of video content across various digital platforms.

Live Events
Live Event revenues increased 3% to $21.7 million from $21.0 million in the prior year quarter primarily due to an increase in the average effective price across our events in North America. The impact of staging three additional events in North America was essentially offset by the timing of three fewer events in international markets.

•
There were 80 total events in the current quarter that were held in North America as compared to 80 total events in the prior year quarter, which included 77 events in North America and 3 events in international markets.

•
North American events generated revenues of $21.7 million as compared to $20.0 million in the prior year quarter. The $1.7 million increase was driven by a 6% rise in average ticket prices to $41.82 that was attributable, in part, to changes in venue mix and, to a lesser extent, the introduction of VIP ticket packages, which were initiated in the second quarter of 2013. Average attendance of 6,400 fans at North American events was essentially unchanged from the prior year quarter.

•	International live event revenues declined $1.0 million reflecting three fewer international events.
Consumer Products Division
Revenues from Consumer Products businesses were $23.2 million as compared to $32.6 million in the prior year quarter, primarily due to the decline in the Company's video game licensing royalties as described below.

•
Licensing revenues were $14.0 million as compared to $24.0 million in the prior year quarter, primarily driven by the transition to a new video game partner, Take-Two Interactive, and contractual changes in the Company's licensing agreement. Estimated North American unit sales for our franchise game at retail were effectively unchanged versus the prior year period and compared favorably to a 33% industry decline in current generation software sales. Additionally, video game revenues in the prior year quarter were positively impacted by a $2.0 million benefit associated with the termination of our agreement with our former video game licensee, THQ.

•
Venue Merchandise revenues decreased 2% to $5.0 million from $5.1 million in the prior year quarter primarily due to a 6% decline in per capita merchandise sales at domestic events to $9.64 in the current year quarter, which more than offset a 4% increase in total attendance at those events.

•
WWEShop revenues increased 20% to $4.2 million as compared to $3.5 million in the prior year quarter based on a 16% increase in the volume of online merchandise sales to approximately 85,000 orders. Orders increased primarily due to mobile shop optimization and a new partnership with Amazon UK. The average revenue per order was essentially unchanged from the prior year quarter.

WWE Studios
WWE Studios revenue increased to $4.3 million from $1.9 million in the prior year quarter due primarily to the strong performance of The Call, which was released theatrically in March 2013. WWE Studios' movie portfolio generated income of $1.6 million in the quarter compared to a loss of $5.0 million in the prior year quarter, which included $4.7 million in film impairment charges. Recent movies, such as Scooby Doo! WrestleMania Mystery (direct-to-DVD) and Oculus (theatrical), released in March and April, 2014, respectively, have shown strong performances that are in-line with expectations. The Company’s movie releases since late 2012 are expected to generate an IRR of over 15%, which exceeds the Company’s estimated cost of capital.

Corporate and Other
Corporate and Other expenses increased $5.3 million to $37.7 million from the prior year quarter. As defined, these expenses include corporate overhead and certain expenses related to sales, marketing, and talent development costs, which have not been allocated to specific segments. The increase in Corporate and Other expense during the quarter was driven by a $2.5 million increase in professional fees and increased staff-related expenses to support key business initiatives.
Operating Income Before Depreciation and Amortization (OIBDA)
OIBDA results declined to a loss of $7.2 million from income of $11.3 million in the prior year period. The $18.5 million decline was driven an $11.0 million decline in licensing profits stemming from the transition to a new video game partner, including contractual changes in the Company's video game licensing agreement and a $3.4 million benefit in the prior year quarter associated with the termination of our former video game licensing agreement with THQ. Additionally, the OIBDA decline reflected $8.6 million associated with WWE Network launch costs (customer service, programming and marketing), as well as a $5.3 million increase in Corporate & Other expenses to support key business objectives. The resulting decline in operating profits for the quarter was partially offset by improved performance from our WWE Studios and Home Entertainment businesses as described above. Based on the changes in the Company’s overall results and business mix, the Company's OIBDA margin was (6)% in the current year quarter as compared to 9% in the prior year quarter.

On an adjusted basis, excluding the prior year quarter impact of film impairments and the video game transition, the OIBDA loss of $7.2 million compared to income of $12.6 million in the prior year quarter, and the current year quarter’s (6)% OIBDA margin compared to 10% in the prior year quarter. (See Schedules of Adjustments in Supplemental Information).
Depreciation and Amortization
Depreciation and amortization expense totaled $5.0 million for the current year quarter as compared to $5.2 million in the prior year quarter. Depreciation and amortization expense in both the current and prior year periods derived from investment in assets to support the Company's content initiatives, including efforts to launch WWE Network.
Investment Income, Interest and Other Expense, Net
Investment income, interest and other expense, net yielded $0.3 million compared to $1.3 million in the prior year quarter reflecting lower expenses related to state excise taxes and a reduction in losses incurred with the disposal of property and equipment as compared to the prior year quarter.
Effective tax rate
In the current year quarter, the effective tax rate was 36% as compared to 37% in the prior year quarter.
Cash Flows & Liquidity
Cash flows used in operating activities were $9.4 million in the current year quarter. The use of cash was driven by the Company's operating loss, including expenditures to launch WWE Network and associated content development, as well as spending to produce feature films.
Purchases of property and equipment and other assets declined by $0.7 million from the prior year period.
As of March 31, 2014, the Company held $87.3 million in cash and short-term investments and currently estimates debt capacity under the Company’s revolving line of credit to be approximately $90 million.

Additional Information
Additional business metrics are made available to investors on a monthly basis on the corporate website - corporate.wwe.com. Note: As previously announced, WWE will host a conference call on May 1, 2014 at 11:00 a.m. ET to discuss the Company's earnings results for the first quarter of 2014. All interested parties are welcome to listen to a live web cast that will be hosted through the Company’s web site at ir.corporate.wwe.com. Participants can access the conference call by dialing 1-800-697-5978 (US Toll Free) or 1-630-691-2750 using the passcode 7849998. Please reserve a line 10-15 minutes prior to the start time of the conference call.

The earnings release and presentation to be referenced during the call will be available at corporate.wwe.com. A replay of the call will be available approximately two hours after the conference call concludes and can be accessed on the Company's web site.

About WWE
WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE programming is broadcast in more than 150 countries and 30 languages and reaches more than 650 million homes worldwide. The company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Miami, Mexico City, Mumbai, Shanghai, Singapore, Munich and Tokyo.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Trademarks: All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to entering into, maintaining and renewing key agreements, including television and pay-per-view programming and our new network distribution agreements; risks relating to the launch and maintenance of our new network; the need for continually developing creative and entertaining programming; the continued importance of key performers and the services of Vincent McMahon; the conditions of the markets in which we compete and acceptance of the Company's brands, media and merchandise within those markets; uncertainties relating to regulatory matters; risks resulting from the highly competitive and fragmented nature of our markets; uncertainties associated with international markets; the importance of protecting our intellectual property and complying with the intellectual property rights of others; the risk of accidents or injuries during our physically demanding events; risks associated with producing and traveling to and from our large live events, both domestically and internationally; risks relating to our film business; risks relating to new businesses and strategic investments; risks relating to our computer systems and online operations; risks relating to general economic conditions and our exposure to bad debt risk; risks relating to litigation; risks relating to market expectations for our financial performance; risks relating to our revolving credit facility specifically and capital markets more generally; risks relating to the large number of shares of common stock controlled by members of the McMahon family and the possibility of the sale of their stock by the McMahon's or the perception of the possibility of such sales; the relatively small public float of our stock; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends, general economic and competitive conditions and such other factors as our Board of Directors may consider relevant.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2014	March 31, 2013
Net revenues	$125.6	$124.0

Cost of revenues	84.8	74.9
Selling, general and administrative expenses	48.0	37.8
Depreciation and amortization	5.0	5.2
Operating (loss) income	(12.2)	6.1
Investment income, net	0.3	0.4
Interest expense	(0.5)	(0.4)
Other expense, net	(0.1)	(1.3)
(Loss) income before income taxes	(12.5)	4.8
(Benefit from) provision for income taxes	(4.5)	1.8
Net (loss) income	$(8.0)	$3.0
(Loss) earnings per share:
Basic and diluted	$(0.11)	$0.04
Weighted average common shares outstanding:
Basic	75.1	74.8
Diluted	75.1	75.2
Dividends declared per common share (Class A and B)	$0.12	$0.12

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(In millions)
(Unaudited)

	As of
	March 31, 2014	December 31, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$21.4	$32.9
Short-term investments, net	65.9	76.5
Accounts receivable, net	67.4	59.6
Inventory	4.4	2.9
Deferred income tax assets	12.8	12.2
Prepaid expenses and other current assets	23.4	16.1
Total current assets	195.3	200.2
PROPERTY AND EQUIPMENT, NET	129.0	133.5
FEATURE FILM PRODUCTION ASSETS, NET	19.0	16.0
TELEVISION PRODUCTION ASSETS, NET	13.2	10.8
INVESTMENT SECURITIES	10.5	8.3
OTHER ASSETS	15.0	9.7
TOTAL ASSETS	$382.0	$378.5
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$4.3	$4.3
Accounts payable and accrued expenses	53.9	47.9
Deferred income	44.3	30.1
Total current liabilities	102.5	82.3
LONG-TERM DEBT	24.8	25.4
NON-CURRENT INCOME TAX LIABILITIES	2.3	4.9
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Class A common stock	0.3	0.3
Class B convertible common stock	0.4	0.4
Additional paid-in-capital	350.5	347.0
Accumulated other comprehensive income	3.6	3.5
Accumulated deficit	(102.4)	(85.3)
Total stockholders’ equity	252.4	265.9
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$382.0	$378.5

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended
	March 31, 2014	March 31, 2013
OPERATING ACTIVITIES:
Net (loss) income	$(8.0)	$3.0
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Amortization and impairments of feature film production assets	1.4	6.1
Amortization of television production assets	2.8	—
Depreciation and amortization	5.0	5.2
Amortization of bond premium	0.4	0.5
Amortization of debt issuance costs	0.1	0.2
Stock-based compensation	3.1	1.2
Recovery from doubtful accounts	(0.1)	(0.3)
Services provided in exchange for equity instruments	(0.2)	(0.2)
Loss on disposal of property and equipment	—	0.4
Provision for deferred income taxes	5.1	0.5
Cash (used in)/provided by changes in operating assets and liabilities:
Accounts receivable	(7.7)	(3.7)
Inventory	(1.5)	(1.3)
Prepaid expenses and other assets	(11.1)	(2.5)
Feature film production assets	(4.4)	(0.8)
Television production assets	(5.2)	(0.6)
Accounts payable and accrued expenses	(3.3)	(8.1)
Deferred income	14.2	(5.5)
Net cash used in operating activities	(9.4)	(5.9)
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(4.2)	(4.9)
Net proceeds from infrastructure improvement incentives	2.9	—
Purchases of short-term investments	(2.5)	(9.0)
Proceeds from sales and maturities of investments	12.8	8.8
Purchase of cost method investments	(2.0)	—
Net cash provided by/(used in) investing activities	7.0	(5.1)
FINANCING ACTIVITIES:
Proceeds from the issuance of note payable	0.4	—
Repayment of long-term debt	(0.9)	—
Dividends paid	(9.0)	(9.0)
Issuance of stock	0.4	0.3
Net cash used in financing activities	(9.1)	(8.7)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(11.5)	(19.7)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	32.9	66.0
CASH AND CASH EQUIVALENTS, END OF PERIOD	$21.4	$46.3
NON-CASH INVESTING TRANSACTIONS:
Non-cash purchase of property and equipment	$0.6	$1.8

World Wrestling Entertainment, Inc.
Supplemental Information – Schedule of Adjustments
(In millions, except per share data)
(Unaudited)

	Three Months Ended March 31, 2014				Three Months Ended March 31, 2013
	As Reported	Film Impairment	Video Game Transition	Adjusted	As Reported	Film Impairment	Video Game Transition	Adjusted
Operating (loss)income	$(12.2)	$—	$—	$(12.2)	$6.1	$4.7	$(3.4)	$7.4

Investment, interest and other expense, net	(0.3)	—	—	(0.3)	(1.3)	—	—	(1.3)

(Loss) income before taxes	(12.5)	—	—	(12.5)	4.8	4.7	(3.4)	6.1

Benefit from(provision for) taxes	4.5	—	—	4.5	(1.8)	(1.6)	1.2	(2.2)

Net (loss) income	$(8.0)	$—	$—	$(8.0)	$3.0	$3.1	$(2.2)	$3.9

(Loss) earnings per share	$(0.11)	$—	$—	$(0.11)	$0.04	$0.04	$(0.03)	$0.05

Reconciliation of Operating income to OIBDA
Operating (loss) income	$(12.2)	$—	$—	$(12.2)	$6.1	$4.7	$(3.4)	$7.4
Depreciation & amortization	5.0	—	—	5.0	5.2	—	—	5.2
OIBDA	$(7.2)	$—	$—	$(7.2)	$11.3	$4.7	$(3.4)	$12.6

Non-GAAP Measures:
We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production asset amortization and impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA, Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information - Free Cash Flow
(In millions)
(Unaudited)

	Three Months Ended
	March 31, 2014	March 31, 2013
Net cash used in operating activities	$(9.4)	$(5.9)

Less cash used for capital expenditures:
Purchase of property and equipment and other assets	(4.2)	(4.9)

Free Cash Flow	$(13.6)	$(10.8)

Non-GAAP Measure:
We define Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business, servicing and repaying debt, and for payment of dividends.